NEWS FROM. . . .

          United Merchants and Manufacturers, Inc.
          1650 Palisade Avenue, Teaneck, New Jersey 07666

          For Immediate Release              February 23, 1996

          Teaneck, New Jersey, February 23, 1996 - United Merchants and Manufacturers, Inc. ("UM&M" or the "Company") announced today that it and its 79% owned subsidiary, Victoria Creations, Inc. ("Victoria") have filed petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

          The filing became necessary because the Company's secured lender refused to extend necessary funding for Victoria's current operations, and UM&M guarantees Victoria's debt to the lender. Consequently, UM&M and Victoria are unable to meet their immediate financial commitments. After a thorough review of all alternatives, the Company was compelled to take this action to preserve its assets, provide for continuing operation and protect the interests of its shareholders, creditors, customers, employees and suppliers.

          The Company and Victoria plan to continue to operate their businesses as debtors-in-possession while the reorganization is pending.